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                                                                    EXHIBIT 99.1

                          [LETTERHEAD OF TRUE NORTH]

Date:     December 28, 1998
Contact:  Susan Geanuleas: 312/425-6570
          Cheryl Harbour: 312/425-6542

FOR IMMEDIATE RELEASE

                      TRUE NORTH ANNOUNCES BOARD CHANGES

CHICAGO--True North Communications Inc. (NYSE:TNO) announced today that Richard
S. Braddock, non-executive Chairman and an outside member of the Board, will resign those positions effective January 31, 1999. He is leaving to take on the position of Chairman and Chief Executive Officer of Priceline.com, a newly patented e-commerce company.

Mr. Braddock, who formerly served as Director, President and Chief Operating Officer of Citicorp and its principal subsidiary, Citibank, N.A., joined the True North Board in 1994. After leaving Citicorp in 1993, Braddock went to Medco Containment, where he was CEO until Medco was acquired by Merck & Co. one-and-a-half years later. He then joined the New York investment firm of Clayton, Dubilier & Rice. In late 1997, as a result of True North's acquisition of Bozell, Jacobs, Kenyon & Eckhardt, Braddock was named non-executive Chairman to permit Bruce Mason, CEO, and Charles Peebler, True North President, to focus on integrating the two companies.

Mr. Braddock is well-known for his considerable abilities in the areas of global marketing and financial management. He has been a valued member of the Board during a time of significant development and growth for True North, and the Company has benefited from and is grateful for his expertise and counsel. The Company extends its best wishes to him in his exciting new venture.

                     Two New Members Join True North Board
                     -------------------------------------

Also, today, True North announced the election of two new members to the Board of Directors. They are Marilyn R. Seymann, President and CEO of M One, Inc., a management and information systems consulting firm specializing in strategic and technology planning and reengineering; and Ron Bess, President of Foote, Cone & Belding Worldwide, a subsidiary of True North Communications.

Ms. Seymann founded M One in 1991, primarily to provide consulting services to the financial industry. Previously, she was a Managing Director with Arthur Andersen & Co., and an Executive Vice President of Chase Bank of Arizona. In 1990, she was appointed by President George Bush to serve as Vice Chair of the Federal Housing Finance Board, a post she held for three years.


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"The experience and expertise of Marilyn Seymann will be invaluable to us in the coming years, especially as we continue to cement our leadership in the area of technology," said CEO Bruce Mason. When True North was formed in early 1995, one of its stated priorities was to establish a competitive advantage in the new interactive media. Currently, True North's Modem Media.Poppe Tyson is one of the largest and most innovative interactive marketing companies in the world.

Ms. Seymann, who holds a Ph.D. from California Western University, is the editor of Managing the New Bank Technology: An Executive Blueprint for the Future, a book aimed at educating bankers on the key technology issues facing the industry.

Ron Bess started his career as an account executive with Foote, Cone & Belding in 1972 and rejoined the firm in 1996, when the company he had formed nine years earlier, Bayer Bess Vanderwarker, was acquired by FCB. Mr. Bess was President of FCB Chicago from 1996 to 1998, when he was promoted by Brendan Ryan, Chairman and CEO of FCB Worldwide, to President of FCB Worldwide. Prior to 1987, he worked for DDB Needham in account management on the McDonald's and Anheuser-Busch businesses and later as Director of Account Management.

"Under Ron's leadership, FCB Chicago and FCB Worldwide have made remarkable progress in both creativity and service across all disciplines," said Bruce Mason. "He understands the advertising business from many perspectives, and his talent and intelligence will be great assets to the Board."

True North Communications, the sixth largest communications holding company in the world, has its headquarters in Chicago and serves clients from more than 300 full-service operations in 81 countries. With two global advertising networks, Foote, Cone & Belding Worldwide and Bozell Worldwide, as well as The Diversified Companies Group, True North has annual revenues exceeding $1.2 billion.

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